Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
February 22, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES NEW ASSET IN SILICON VALLEY

The deal represents second acquisition in Santa Clara area within the past year

(SANTA CLARA, CA.) – Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired a single-tenant office, research and development building at 5301 Patrick Henry Drive in Santa Clara, California.
This one-story, 129,200-square-foot building is located in the center of Silicon Valley, a region that attracts some of the most desirable tenants in the world from a diverse mix of industries including technology. The property’s location is less than a half mile from the VTA Light Rail and within one mile of the ACE Train, providing rail access throughout Silicon Valley and a large portion of the Bay Area. In addition, the location is less than a 10-minute drive to Mineta San Jose International Airport with convenient access to Highway 101, Interstate 880 and California State Route 237.
“This transaction represents our second Santa Clara acquisition showing our conviction in the resiliency of this market,” said Janice Walker, chief operating officer of Hines Global. “Our globally diversified portfolio is further strengthened through the addition of this well-positioned project.”
Silicon Valley’s ability to attract the country’s top intellectual talent is unmatched. Workers from around the globe are drawn to the region by its exceptional quality of life, concentration of cutting-edge technology companies, and the presence of some of the nation’s top universities. The San Francisco Bay Area is the leading hub of high-tech innovation and development, and the region represents the largest high-tech manufacturing center in the United States.
“We’re pleased to expand Hines’ presence in Silicon Valley, while continuing to provide our investors with exposure to new assets in a high-quality market,” commented Shawn Hardy, managing director, at Hines.”

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 225 cities in 25 countries. Hines has approximately $144.1 billion¹ of assets under management, including $75.5 billion for which Hines serves as investment manager, including non-real estate assets, and $68.6 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,426 properties, totaling over 472 million square feet. The firm’s current property and asset management portfolio includes 576 properties, representing over 246 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹AUM includes both the global Hines organization as well as RIA AUM.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the single-tenant office, future expansion of Hines Global’s worldwide portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the single-tenant office, the tenant remaining committed to its lease obligations and continuing to pay rent in a timely manner, Hines Global being able to locate and close on additional opportunities to invest in logistics assets, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.